Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES SECOND QUARTER 2015 FINANCIAL AND OPERATING RESULTS AND UPDATED GUIDANCE FOR 2015

Midland, TX (August 5, 2015) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2015 and provided updated guidance for 2015.

HIGHLIGHTS

•
Diamondback’s Q2 2015 production was 30.0 Mboe/d (74% oil), up 68% from 17.8 Mboe/d (75% oil) in Q2 2014. Lease operating expenses (“LOE”) decreased 8% to $7.51/boe from Q1 2015 and nearly 25% from the high in Q4 2014 of $9.79/boe.

•
As a result of continued improved execution and faster cycle times, Diamondback now expects to complete 60 to 70 gross (49 to 57 net) horizontal wells in 2015. The Company has also raised its production guidance for 2015 from a range of 29.0 to 31.0 Mboe/d to a range of 30.0 to 32.0 Mboe/d. Despite the increased completion activity, the Company continues to expect capital spend in 2015 at the high end of the $400 to $450 million guidance range as well costs are trending below the $6.2 to $6.7 million well cost guidance for a 7,500 foot lateral.

•	Diamondback continues to decrease drilling times, equating to lower well costs and higher rates of return, as compared to 2014.

◦	In Q2 2015, Diamondback drilled an approximately 8,000 foot lateral well in Andrews County in approximately 10 days from spud to total depth (“TD”).

◦	Also during Q2 2015, the Company drilled two wells in Martin County with an average lateral length of approximately 8,000 feet in an average of 12 days from spud to TD.

•	Diamondback continues to test 500 foot inter-lateral spacing with encouraging results.

◦
During the second quarter of 2015, Diamondback completed its second test of 500 foot inter-lateral spacing in the Lower Spraberry. The ST W 4301LS and the ST W 4302LS have an average lateral length of 7,640 feet and were completed with an average of 34 stages. The average peak 30-day 2-stream initial production (“IP”) rate of both wells is 1,475 boe/d (89% oil) on electric submersible pump (“ESP”) when normalized to a 7,500 foot lateral, or 197 boe/d per 1,000 feet of lateral.

◦
Diamondback is encouraged by the continued strong performance of the ST W 701LS and ST W 702LS, its first test of 500 foot inter-lateral spacing in the Lower Spraberry. These two wells have each produced over 140 Mboe (89% oil on a 2-stream basis) in five months of production.

◦	A third test of 500 foot inter-lateral spacing in Spanish Trail will be completed during the third quarter of 2015.

◦	Diamondback’s inventory continues to reflect 660 foot inter-lateral spacing in the Lower Spraberry.

•
During the second quarter of 2015, Diamondback placed on production the Kimberly 714LS, its first horizontal Lower Spraberry test in southwest Martin County. This well has a 7,472 foot lateral and was completed with 32 frac stages. This well achieved an average peak 30-day 2-stream IP rate of 1,001 boe/d (87% oil) on ESP when normalized to a 7,500 foot lateral.

•
Since the second half of 2014, Diamondback has tested increased proppant per stage in three horizontal completions. The wells had an average of 1,900 lbs. of sand per foot versus 1,300 lbs. per foot in the Company’s standard completions. These three wells in Spanish Trail are outperforming offset completions by an average of 15-20% for a similar increase in cost. The Company is encouraged by initial results and plans additional testing this year.

•
During the second quarter of 2015, the Company drilled its first operated triple stacked lateral targeting the Lower Spraberry, Wolfcamp A and Wolfcamp B. This test includes the Company’s first operated Wolfcamp A well in Spanish Trail. The three wells are currently flowing back. They have an average lateral length of 7,380 feet. The Company plans to strategically test stacked laterals in other areas.

•
The Company completed the purchase of acreage primarily located in Howard County in late June. In early July 2015, Diamondback completed the sale of an approximate average 1.5% overriding royalty interest in certain of this acreage to subsidiary Viper Energy Partners LP (“Viper”) for $31.1 million.

“We are increasing our production guidance for the second time this year, reflecting not only well performance but also the additional wells drilled and completed resulting from decreased cycle times. With service cost concessions and increased efficiencies, our inventory still provides us with economic wells in this lower commodity price environment. During the second quarter of 2015, our LOE decreased by nearly 25% to $7.51/boe from a high of $9.79/boe in the fourth quarter of 2014 as our operations team continues to optimize recently acquired vertical wells. Diamondback’s execution performance, low cost operations, and strong balance sheet position us favorably to take advantage of opportunities to acquire additional properties,” stated Travis Stice, Chief Executive Officer of Diamondback.
Mr. Stice continued, “Despite recent weakness in commodity prices, we have added a fourth rig and intend to pick up our fifth rig in the third quarter of 2015. However, we have the capital flexibility to decrease our rig count or pace of completions should market conditions warrant. Furthermore, we have limited drilling obligations as the majority of our acreage is held by production. I am extremely proud of the cost savings that the organization has been able to achieve. Viper’s shelf registration statement was recently declared effective by the SEC. This filing includes the Viper common units owned by Diamondback (representing an approximately 88% ownership in Viper) and provides a source of non-debt liquidity that is not dilutive to our stockholders.”
FINANCIAL HIGHLIGHTS
During the second quarter of 2015, the Company incurred an impairment charge of $323.5 million due to the significant decline in oil prices. Second quarter 2015 income before income taxes was a loss of $328.1 million. Diamondback recorded a net loss of $212.3 million for the quarter.

The Company’s adjusted net income after taxes and net income attributable to a non-controlling interest (a non-GAAP financial measure as defined below) was $25.2 million, or $0.41 per share, up from $22.4 million in Q1 2015.

Second quarter 2015 Adjusted EBITDA (as defined below) was $109.6 million and second quarter 2015 revenues were $119.1 million, as compared to $110.3 million and $101.4 million, respectively, in Q1 2015.

As of June 30, 2015, the Company had approximately $268.0 million drawn on its credit facility. In connection with its Spring 2015 redetermination, Diamondback’s lenders under its revolving credit facility approved a borrowing base of $725 million; however, the Company has elected to limit the lenders' aggregate commitment to $500 million.

During the second quarter of 2015, capital spent for drilling, completion and infrastructure was approximately $85.5 million. The Company spent an additional $433.4 million on acquisitions. Excluding acquisitions, the Company had positive cash flow in the second quarter of 2015.

In July 2015, Moody’s raised Diamondback’s corporate credit rating to B1 from B2.

HORIZONTAL DRILLING UPDATE

The Company is currently running four horizontal rigs and intends to pick up a fifth rig later in the third quarter of 2015.

Thirteen horizontal wells were completed in the second quarter of 2015, bringing the year to date total to 31 wells. Of the 13 total wells, 10 Lower Spraberry wells had sufficient production history for an average peak 24-hour IP rate of 1,386 boe/d (89% oil) from an average lateral length of 6,298 feet. Additionally, during the three months ended June 30, 2015, three Wolfcamp B wells were completed with an average peak 24-hour IP rate of 1,218 boe/d (85% oil) from an average lateral length of 7,803 feet.

Eight of these Lower Spraberry wells have sufficient production history for an average peak 30 day IP rate of 1,144 boe/d (88% oil) from an average lateral length of 5,909 feet, or 194 boe/d per 1,000 feet of lateral. The average peak 30-day IP rate for the three Wolfcamp B wells is 939 boe/d (85% oil) from an average lateral length of 7,803 feet, or 120 boe/d per 1,000 feet of lateral.

FULL YEAR 2015 GUIDANCE

Below is our full year 2015 guidance, which has been updated to account for the increased production guidance range of 30.0 to 32.0 Mboe/d. The Company expects to complete 60 to 70 gross (49 to 57 net) horizontal wells, up from prior guidance range of 55 to 65 gross (45 to 53 net) horizontal wells. As a result of the impairment charge recorded in second quarter of 2015, the Company has revised its guidance for depreciation, depletion and amortization expense for 2015 to range from $19.00 to $21.00 per boe from prior guidance range of $20.00 to $22.00 per boe.

2015 Guidance
	Diamondback Energy, Inc	Viper Energy Partners LP

Total Net Production – MBoe/d	30.0 – 32.0	4.8 – 5.1

Unit costs ($/boe)
Lease operating expenses, including workovers	$7.00 - $8.00	$0.00
G&A
Cash G&A	$1.00 - $2.00	$1.00 - $2.00
Non-cash equity-based compensation	$1.00 - $2.00	$2.00 - $3.00
DD&A	$19.00 - $21.00	$20.00 - $22.00

Production and ad valorem taxes (% of revenue) (a)	7.1%	7.5%

($ - million)
Gross horizontal well costs (b)	$6.2 - $6.7	n/a
Horizontal wells drilled & completed (net)	60 – 70 (49 – 57)	n/a
Interest expense (net of interest income)	$40.0 - $50.0	n/a

Capital Budget ($ - million)
Horizontal drilling and completion	$285.0 - $315.0	n/a
Infrastructure	$20.0 - $30.0	n/a
Non-op and other	$20.0 - $30.0	n/a
2015 Capital Budget	$325.0 - $375.0	n/a
Net carry in	$75.0	n/a
2015 Capital Spend	$400.0 - $450.0	n/a
a - Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.
b -Assumes a 7,500’ average lateral length.

CONFERENCE CALL
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the quarter on Thursday, August 6, 2015 at 10:00 a.m. CT.

Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 85091163. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 85091163. The recording will be available from 1:00 p.m. CT on Thursday, August 6, 2015 through Tuesday, August 11, 2015 at 10:59 p.m. CT. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. The webcast will be archived on the site.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the acquisitions announced above. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Oil and natural gas revenues	$119,063	$127,004	$220,464	$225,008
Operating Expenses:
Lease operating expense	20,472	10,496	42,928	18,411
Production and ad valorem taxes	7,675	8,554	16,070	14,396
Gathering and transportation expense	1,625	703	2,655	1,285
Depreciation, depletion and amortization	57,096	40,021	116,773	70,994
Impairment of oil and gas properties	323,451	—	323,451	—
General and administrative	7,684	3,934	15,920	8,491
Asset retirement obligation accretion expense	180	104	350	176
Total expenses	418,183	63,812	518,147	113,753
Income from operations	(299,120)	63,192	(297,683)	111,255
Other income	433	30	948	60
Other expense	—	(1,408)	—	(1,408)
Interest expense	(10,274)	(7,739)	(20,771)	(14,244)
Non-cash gain (loss) on derivative instruments	(44,425)	(7,468)	(69,631)	(10,810)
Gain (loss) on derivative instruments	25,302	(3,620)	68,862	(4,676)
Total other income (expense)	(28,964)	(20,205)	(20,592)	(31,078)
Income (loss) before income tax	(328,084)	42,987	(318,275)	80,177
Provision for (benefit from) income taxes	(116,732)	15,163	(113,362)	28,764
Net income (loss)	(211,352)	27,824	(204,913)	51,413
Less: Net income attributable to noncontrolling interest	935	71	1,525	71
Net income (loss) attributable to Diamondback Energy, Inc.	$(212,287)	$27,753	$(206,438)	$51,342

Basic earnings per common share	$(3.45)	$0.55	$(3.44)	$1.03

Diluted earnings per common share	$(3.45)	$0.54	$(3.44)	$1.02

Weighted average number of basic shares outstanding	61,469	50,777	59,936	49,622

Weighted average number of diluted shares outstanding	61,469	51,142	59,936	50,047

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2015	2014	2015	2014
	Production Data:
	Oil (MBbl)	2,012	1,211	4,144	2,171
	Natural gas (MMcf)	1,803	990	3,402	1,698
	Natural gas liquids (MBbls)	415	247	774	389
	Oil Equivalents (1)(2) (MBOE)	2,728	1,623	5,485	2,843
	Average daily production(2) (BOE/d)	29,972	17,836	30,302	15,706
	% Oil	74%	75%	76%	76%

	Average sales prices:
	Oil, realized ($/Bbl)	$53.49	$95.19	$48.40	$94.46
	Natural gas realized ($/Mcf)	$2.45	$4.38	$2.57	$4.51
	Natural gas liquids ($/Bbl)	$16.93	$29.92	$14.42	$31.62
	Average price realized ($/BOE)	$43.65	$78.25	$40.20	$79.15
	Oil, hedged(3) ($/Bbl)	$66.07	$92.20	$65.01	$92.30
	Average price, hedged(3) ($/BOE)	$52.93	$76.02	$52.75	$77.50

	Average costs per BOE:
	Lease operating expenses	$7.51	$6.47	$7.83	$6.48
	Production and ad valorem taxes	$2.81	$5.27	$2.93	$5.06
	Gathering and transportation expense	$0.60	$0.43	$0.48	$0.45
	Interest expense	$3.77	$4.77	$3.79	$5.01
	General and administrative	$2.82	$2.42	$2.90	$2.99
	Depreciation, depletion, and amortization	$20.93	$24.66	$21.29	$24.97
	Total	$38.44	$44.02	$39.22	$44.96

	Components of general and administrative expense:
	General and administrative - cash component	$1.24	$1.73	$1.21	$1.82
	General and administrative - Diamondback non-cash stock-based compensation	1.24	0.69	1.35	1.17
	General and administrative - Viper non-cash unit-based compensation	0.34	—	0.34	—

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)
Hedged prices reflect the after effect of our commodity derivative transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, interest expense, depreciation, depletion and amortization, impairment of oil and gas properties, non-cash stock-based compensation expense, capitalized stock-based compensation expense, asset retirement obligation accretion expense and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash (gain) loss on derivative instruments, net, impairment of oil and gas properties and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of EBITDA to Net Income
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(212,287)	$27,824	$(206,438)	$51,413
Non-cash (gain) loss on derivative instruments, net	44,425	11,088	69,631	15,486
Interest expense	10,254	7,739	20,727	14,244
Depreciation, depletion and amortization	56,062	40,021	114,700	70,994
Impairment of oil and gas properties	323,451	—	323,451	—
Non-cash stock-based compensation expense	5,676	2,777	12,630	6,033
Capitalized stock-based compensation expense	(1,452)	(1,649)	(3,591)	(2,715)
Asset retirement obligation accretion expense	180	104	350	176
Income tax (benefit) provision	(116,732)	15,163	(113,362)	28,764
Adjusted EBITDA	$109,577	$103,067	$218,098	$184,395

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash (gains) losses on derivatives and impairment of oil and gas properties.

The following table presents a reconciliation of adjusted net income to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Diamondback Energy, Inc.	$(212,287)	$27,753	$(206,438)	$51,342
Plus:
Non-cash (gain) loss on derivative instruments, net	44,425	7,468	69,631	10,810
(Gain) loss on sale of assets, net	—	1,408	—	1,397
Impairment of oil and gas properties	323,451	—	323,451	—
Income tax adjustment for above items	(130,412)	(3,131)	(139,348)	(4,306)
Adjusted net income	$25,177	$33,498	$47,296	$59,243

Adjusted net income per common share:
Basic	$0.41	$0.66	$0.79	$1.19
Diluted	$0.41	$0.65	$0.79	$1.18
Weighted average common shares outstanding:
Basic	61,469	50,777	59,936	49,622
Diluted	61,469	51,142	59,936	50,047

Diamondback Energy, Inc.
Derivatives Information
(unaudited)

	Average Bbls	Average
Oil Swaps	Per Day	Price per Bbl
2015
First Quarter-LLS	6,344	$ 95.57
First Quarter-WTI	5,000	$ 84.10
First Quarter-Brent	1,000	$ 88.83
Second Quarter-LLS	3,330	$ 91.89
Second Quarter-WTI	5,000	$ 84.10
Second Quarter-Brent	2,000	$ 88.78
Third Quarter-LLS	3,000	$ 90.99
Third Quarter-WTI	5,000	$ 84.10
Third Quarter-Brent	2,000	$ 88.78
Fourth Quarter-LLS	3,000	$ 90.99
Fourth Quarter-WTI	5,000	$ 84.10
Fourth Quarter-Brent	2,000	$ 88.78
2015 Average	10,660	$ 88.14

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com